Exhibit 99(a)

PRO TECH COMMUNICATIONS, INC.                                      PRESS RELEASE

Media Contact:                        Investor Contact:
-------------                         ----------------
Joanna Lipper                         Richard Carpenter
Pro Tech Communications, Inc.         American Financial Communications
(203) 226-4447 ext. 3506              (510) 597-4200
jlipper@nctgroupinc.com               afc@sbcglobal.net
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                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

              PRO TECH COMMUNICATIONS REPORTS THIRD QUARTER RESULTS
              -----------------------------------------------------
FORT PIERCE,  Fla.,  November 10, 2005 - Pro Tech  Communications,  Inc. (OTCBB:
PCTU) reported net sales for the three months ended September 30, 2005 of $316,346, compared to $300,307 in the same period in 2004, an increase of 5%. Net loss for the three months ended September 30, 2005 was $554,174, compared to $326,291 for the same period a year ago, an increase of 70%. This increase in net loss was due mainly to an increase in engineering fees and expenses in connection with new product activities.

     Net sales for the nine months ended September 30, 2005 were $947,111, compared, to $837,121 in the same period in 2004, an increase of 13%. Net loss for the nine months ended September 30, 2005 was $1,438,339, compared to $878,586 for the same period a year ago, an increase of 64%. This increase in net loss was due mainly to an increase in engineering fees and expenses in connection with product development activities.

About Pro Tech Communications, Inc.

Pro Tech Communications, Inc. engineers, designs and distributes audio and communications solutions and other products for business users, industrial users and consumers. The company's mission is to utilize its patented technologies to deliver the most advanced, feature-rich, durable and comfortable products at the most competitive price. Pro Tech's most recognized brands include the Apollo(TM) line of high-performance products for office and call center environments, the ProCom(TM) line of highly-durable headsets for drive-through restaurant personnel and the NoiseBuster(R) electronic noise canceling consumer audio headphone and safety earmuff. For more information, visit www.protechcommunications.com.
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PRO TECH REPORTS THIRD QUARTER 2005 RESULTS - p.2


                                             For The Three Months            For The Nine Months
                                             Ended September 30,             Ended September 30,
                                        ------------------------------------------------------------
                                             2004            2005            2004            2005
                                             ----            ----            ----            ----
Net sales                               $   300,307     $   316,346     $   837,121     $   947,111
Net loss                                $  (326,291)    $  (554,174)    $  (878,586)    $(1,438,339)
Net loss per share                      $   (0.00)      $   (0.01)      $   (0.01)      $   (0.02)
Weighted average number of
   common shares outstanding             73,390,133      75,234,140      58,679,692      74,621,714


Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to: Pro Tech's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; general economic and business conditions; the level of demand for Pro Tech's products and services; the level and intensity of competition in its industry; difficulties or delays in manufacturing; Pro Tech's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. Pro Tech undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting Pro Tech's business and prospects are discussed in greater detail in Pro Tech's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at www.sec.gov.
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